                                                                    Exhibit 99


                         WESTERN REALTY DEVELOPMENT LLC

                        CONSOLIDATED FINANCIAL STATEMENTS
                      AS OF DECEMBER 31, 2000 AND 1999 AND
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                        AND THE PERIOD FEBRUARY 20, 1998
                           (DATE OF INCEPTION) THROUGH
                                DECEMBER 31, 1998

                         WESTERN REALTY DEVELOPMENT LLC

                        CONSOLIDATED FINANCIAL STATEMENTS




                                TABLE OF CONTENTS

                                                                                          Page
     Report of Independent Accountants................................................      2

     Consolidated Balance Sheets as of December 31, 2000 and 1999.....................      3

     Consolidated Statements of Operations for the years ended December 31, 2000 and 1999 and the period February 20, 1998
         (date of inception) through December 31, 1998................................      4

     Consolidated Statements of Members' Equity for the years ended December 31,
         2000 and 1999 and the period February 20, 1998
         (date of inception) through December 31, 1998................................      5

     Consolidated Statements of Cash Flows for the years ended December 31, 2000 and 1999 and the period February 20, 1998
         (date of inception) through December 31, 1998................................      6

     Notes to Consolidated Financial Statements.......................................     7-14

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Members of Western Realty Development LLC:


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, members' equity and cash flows present fairly, in all material respects, the financial position of Western Realty Development LLC and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for the years ended December 31, 2000 and 1999 and the period of February 20, 1998 (date of inception) through December 31, 1998, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 7 to the consolidated financial statements, the operations of the Company, and those of similar enterprises which have operations in the Russian Federation, have been affected, and may continue to be affected for the foreseeable future, by the continuing regulatory, political and economic uncertainties existing for enterprises operating in the Russian Federation.



/s/PricewaterhouseCoopers

Moscow, Russia
March 27, 2001

                         WESTERN REALTY DEVELOPMENT LLC
                           CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)


                                                                          December 31,
                                                                      2000            1999
                                                                    --------        --------
                                  ASSETS

Current assets:
     Cash                                                           $    648        $  1,133
     Accounts receivable, net of allowances for doubtful
       accounts of $485 and $627                                       1,444           1,748
     Receivable from affiliate                                           972             465
     Prepaid expenses and other current assets                           284             211
                                                                    --------        --------
         Total current assets                                          3,348           3,557

Investment in real estate, net of accumulated depreciation
     of $5,695 and $4,067                                             76,360          77,988
Furniture and equipment, net of accumulated depreciation
     of $212 and $113                                                    157             249
Deferred finance charges, net of accumulated amortization
     of $250 and $391                                                    109             234
Goodwill, net of accumulated amortization of $7,570 and $7,224           287             722
Participating loan receivable                                             --          37,849
Prepaid lease commission, long-term                                       31              86
                                                                    --------        --------
         Total assets                                               $ 80,292        $120,685
                                                                    ========        ========

                     LIABILITIES AND MEMBERS' EQUITY

Current liabilities:
     Current portion of note payable                                 $ 7,513        $  6,445
     Accounts payable                                                    260             593
     Unearned revenue                                                  1,989           2,277
     Accrued interest payable                                            138             234
     Other accrued liabilities                                         1,285           2,260
     Due to affiliates                                                   861           1,703
                                                                    --------        --------
         Total current liabilities                                    12,046          13,512

Note payable                                                             674           8,211
Security deposits                                                        594             752
                                                                    --------        --------
         Total liabilities                                            13,314          22,475
                                                                    --------        --------

Commitments and contingencies                                                             --

Members' equity:
     Contributed capital                                              52,784         109,775
     Retained earnings                                                14,194         (11,565)
                                                                    --------        --------
         Total members' equity                                        66,978          98,210
                                                                    --------        --------

         Total liabilities and members' equity                      $ 80,292        $120,685
                                                                    ========        ========

         The accompanying notes are an integral part of the consolidated financial statements

                         WESTERN REALTY DEVELOPMENT LLC
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)


                                                                                   Period February 20,
                                                                                      1998 (date of
                                            Year Ended           Year Ended         inception) through
                                         December 31, 2000    December 31, 1999     December 31, 1998
                                         -----------------    -----------------     -----------------
   Rental income                                $  9,782          $ 11,537              $ 10,176

   Costs and expenses:
        Operating, general and
            administrative expenses                4,608             8,217                 6,644
        Impairment of real estate
            assets and goodwill                       --            11,561                    --
        Depreciation and amortization              2,200             4,306                 3,731
                                                --------          --------              --------

   Operating income (loss)                         2,974           (12,547)                 (199)

   Other expense (income):
   Interest expense                                1,870             2,805                 2,736
   Accretion of income on
        participating loan receivable            (87,877)           (5,478)               (1,991)
   Gain on asset disposal                             --                --                   (13)
                                                --------          --------              --------
   Total other (income) expenses                 (86,007)           (2,673)                  732
                                                --------          --------              --------

   Income (loss) before income taxes              88,981            (9,874)                 (931)
   Income tax provision                              207                --                   760
                                                --------          --------              --------

   Net income (loss)                            $ 88,774          $ (9,874)             $ (1,691)
                                                ========          ========              ========

         The accompanying notes are an integral part of the consolidated financial statements

                         WESTERN REALTY DEVELOPMENT LLC
                   CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY
                             (DOLLARS IN THOUSANDS)
               FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999 AND
                THE PERIOD FEBRUARY 20, 1998 (DATE OF INCEPTION)
                            THROUGH DECEMBER 31, 1998


                                   Contributed        Retained
                                     Capital          Earnings         Total
                                     -------          --------         -----
Initial capitalization              $  60,169        $      --       $  60,169

Net loss                                   --           (1,691)         (1,691)

Capital contributions                  42,364               --          42,364
                                    ---------        ---------       ---------

Balance, December 31, 1998            102,533           (1,691)        100,842

Net loss                                   --           (9,874)         (9,874)

Capital contributions                   7,242               --           7,242
                                    ---------        ---------       ---------

Balance, December 31, 1999            109,775          (11,565)         98,210

Net income                                 --           88,774          88,774

Distributions                         (62,531)         (63,015)       (125,546)

Capital contributions                   5,540               --           5,540
                                    ---------        ---------       ---------

Balance, December 31, 2000          $  52,784        $  14,194       $  66,978
                                    =========        =========       =========

         The accompanying notes are an integral part of the consolidated financial statements

                         WESTERN REALTY DEVELOPMENT LLC
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)


                                                                                                  Period February 20,
                                                                                                     1998 (date of
                                                   Year Ended               Year Ended            inception) through
                                                December 31, 2000        December 31, 1999        December 31, 1998
                                                -----------------        -----------------        -----------------
Net income (loss)                                   $  88,774               $  (9,874)               $  (1,691)

Cash flows from operating activities:
Depreciation and amortization                           2,199                   4,306                    3,545
Impairment of real estate assets and
     goodwill                                              --                  11,561                       --
Accretion of income on
     participating loan receivable                    (87,877)                 (5,858)                  (1,991)
Gain on asset disposal                                     --                      --                      (13)
Changes in assets, net                                    286                  (1,331)                     593
Changes in liabilities, net                            (1,701)                  1,256                  (12,790)
                                                    ---------               ---------                ---------
     Net cash provided from (used in)
       operating activities                             1,681                      60                  (12,347)
                                                    ---------               ---------                ---------

Cash flows from investing activities:
Capital expenditures                                       (7)                 (1,127)                  (1,317)
Repayment (issuance) of
     participating loan                               125,546                      --                  (30,000)
Cash contributed by BrookeMil                              --                      --                      442
                                                    ---------               ---------                ---------
     Net cash purchased from (used in)
         investing activities                         125,539                  (1,127)                 (30,875)
                                                    ---------               ---------                ---------

Cash flows from financing activities:
Retirement of note payable                             (6,462)                 (4,999)                    (423)
Advances (to) from affiliates, net                     (1,237)                   (458)                   1,696
Capital distributions                                (125,546)                     --                       --
Capital contributions                                   5,540                   7,242                   42,364
                                                    ---------               ---------                ---------
     Net cash (used in) provided from
         financing activities                        (127,705)                  1,785                   43,637
                                                    ---------               ---------                ---------

Net increase in cash                                     (485)                    718                      415
Cash at beginning of period                             1,133                     415                       --
                                                    ---------               ---------                ---------

Cash at end of period                               $     648               $   1,133                $     415
                                                    =========               =========                =========

Supplemental cash flow information:
   Cash paid during the year for:
     Interest                                       $   1,973               $   2,885                $   3,277
     Income taxes                                          --                      16                    1,039

         The accompanying notes are an integral part of the consolidated financial statements

                         WESTERN REALTY DEVELOPMENT LLC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)


1.   BASIS OF PRESENTATION

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Western Realty Development LLC ("Western Realty" or the "Company") and its majority-owned subsidiaries. The consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles recognized in the U.S. and reflect the financial position, results of operations and cash flows of the Company. All significant intercompany transactions have been eliminated in consolidation.

     NATURE OF OPERATIONS

     Western Realty, a Delaware limited liability company, was organized in February 1998 by New Valley Corporation ("New Valley"), its subsidiary, BrookeMil Ltd. ("BrookeMil"), and Apollo Real Estate Investment Fund III, L.P. ("Apollo") to make real estate and other investments in Russia. In connection with the formation of Western Realty, New Valley and BrookeMil agreed, among other things, to contribute the real estate assets of BrookeMil, including the Ducat Place II office building in Moscow and the site for the proposed Ducat Place III office building and related goodwill, subject to a note payable to a bank collateralized by Ducat Place II, and Apollo agreed to contribute up to $40,000 to Western Realty. The transfer of net assets from BrookeMil was accounted for on a historical cost basis.

     Western Realty, through a wholly-owned subsidiary, owns 99% of Western Realty LLC, a closed joint stock company in the Russian Federation. Substantially all of the Company's operations are conducted by Western Realty LLC.

     ORGANIZATION

     Western Realty has three classes of equity: Class A interests, representing 30% of the ownership of the Company and Class B and Class C interests, which collectively represent 70% of the ownership of the Company. Prior to December 29, 2000, Apollo owned the Class A interests, New Valley owned the Class B interests and BrookeMil owned the Class C interests. On December 29, 2000, WRD Holding Corporation, a wholly-owned subsidiary of New Valley, purchased 29/30ths of the Class A Interests of Western Realty previously held by Apollo. In connection with the purchase, Apollo and New Valley agreed distributions will be made 30% to the holders of the Class A Interests and 70% to the holders of the Class B and Class C interests; therefore, New Valley and its subsidiaries are entitled to 99% of subsequent distributions from Western Realty and Apollo is entitled to 1% of subsequent distributions. Apollo and New Valley also agreed to loan Western Realty on an equal basis any additional funds required to pay off existing indebtedness at an interest rate of 15% per annum.

                         WESTERN REALTY DEVELOPMENT LLC
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)


     Prior to December 29, 2000, the holder of the Class A interests (Apollo) was entitled to a preference on distributions of cash from Western Realty to the extent of its investment commitment of $43,750, of which $42,574 had been funded, $41,266 was returned in connection with the sale of Western Tobacco Investments (discussed in Note 3) and $1,308 was outstanding as of December 29, 2000, together with a 15% annual rate of return. Prior to December 29, 2000, the holder of the Class B interests (New Valley) was then entitled to a return of its investment commitment of $23,750, of which $22,574 had been funded, $21,266 was returned in connection with the sale of Western Tobacco Investments and $1,308 was outstanding as of December 29, 2000, together with a 15% annual rate of return; subsequent distributions are made 70% to the Class B and C interests and 30% to the holders of the Class A interests (Apollo). Western Realty is managed by a Board of Managers consisting of an equal number of representatives chosen by Apollo and the Company. Material corporate transactions by Western Realty will generally require the unanimous consent of the Board of Managers.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CASH AND CASH EQUIVALENTS

     Cash and cash equivalents are defined as cash on hand and in banks plus all short-term investments with a maturity, at the date of purchase, of three months or less.

     REAL ESTATE

     Real estate is stated at the lower of cost or fair value and is depreciated using the straight-line method over estimated useful lives of 40 years. Real estate assets under development are not depreciated until they are ready for their intended use. Western Realty depreciates furniture, fixtures and equipment using the straight-line method over estimated useful lives of 3 to 5 years.

     Pre-acquisition, acquisition, development and holding costs are capitalized as real estate assets until the assets are ready for their intended use. Interest costs are capitalized during the active development phase of a project.

     IMPAIRMENT OF LONG-LIVED ASSETS

     An impairment loss is recognized whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The estimation of fair value is generally measured by discounting expected future cash flows. The Company estimates fair value based on the best information available making estimates, judgments and projections as considered necessary.

     DEFERRED FINANCING COSTS

     The costs incurred in connection with certain of the Company's debt financing are included in deferred finance charges and are amortized using the straight-line method over the term of the related debt.

                         WESTERN REALTY DEVELOPMENT LLC
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)


     GOODWILL

     Goodwill is amortized on a straight-line basis using a 5 year life based on management's assessment of the future value of the intangible asset. The Company evaluates the carrying values of intangible assets in the same manner that it evaluates the carrying values of real estate. Amortization expense for 2000, 1999 and the period February 20, 1998 to December 31, 1998 was $346 and $2,476 and $2,115, respectively.

     TRANSLATION METHODOLOGY

     The Company's Russian subsidiary reports to the Russian authorities in rubles and its accounting records are maintained in that currency. The accompanying consolidated financial statements have been prepared in U.S. dollars. Transactions and balances of the Russian subsidiary not already measured in dollars (primarily rubles) have been remeasured into dollars in accordance with the relevant provisions of SFAS No. 52, "Foreign Currency Translation," as applied to entities in highly inflationary economies.

     Under SFAS No. 52, revenues, costs, capital and non-monetary assets and liabilities are translated at historical exchange rates prevailing on the transaction dates. Monetary assets and liabilities are translated at exchange rates prevailing on the balance sheet date. Translation gains and losses from remeasurement of monetary assets and liabilities that are not determined in U.S. dollars are credited or charged to the consolidated statements of operations.

     The Russian economy is considered hyperinflationary. The ruble to U.S. dollar exchange rate will not necessarily reflect the relative inflation levels of the Russian and U.S. economies. Future movements in the exchange rate between the ruble and the U.S. dollar will affect the carrying value of the Company's ruble denominated monetary assets and liabilities. Such movements may also affect the Company's ability to realize non-monetary assets represented in U.S. dollars in these financial statements. Accordingly, any translation of ruble amounts to U.S. dollars should not be construed as a representation that such ruble amounts have been, could be, or will in the future be converted into U.S. dollars at the exchange rate shown or at any other exchange rate.

     The exchange rate for 1 U.S. dollar ranged from 6.06 rubles at the date of inception, 20.65 rubles at December 31, 1998, 27.00 rubles at December 31, 1999 and 28.16 rubles at December 31, 2000.

     ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

     INCOME TAXES

     Western Realty has elected to be treated as a partnership for U.S. tax purposes. Thus, its U.S. operations are not subject to income taxes, as any income or loss is included in the tax returns of the individual members. The Company's Russian subsidiary is subject to Russian Federation income taxes. Deferred income taxes are provided, using the liability method, for all temporary

                         WESTERN REALTY DEVELOPMENT LLC
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)


differences arising between the tax bases of assets and liabilities in these financial statements and their carrying values for Russian statutory tax purposes.

     The Company is also subject to other taxes in the Russian Federation. These taxes are included in operating, general and administrative expenses in the statements of operations.

     CONCENTRATION OF CREDIT AND OTHER RISKS

     The Company maintains a portion its cash deposits with Russian banks which are branch offices of large banks headquartered outside the Russian Federation. The Company assesses the financial condition of the institutions on an on-going basis.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair values of certain financial assets and liabilities carried at cost, including accounts receivable and payable and other current financial assets and liabilities, are considered to approximate their respective carrying values due to their short term nature. The fair value of the note payable also approximates its carrying value as management believes the interest rate approximates the interest rates of new borrowings available to the Company.

     REAL ESTATE LEASING REVENUES

     Ducat Place II is being leased to tenants under operating leases. Base rental revenue is generally recognized on a straight-line basis over the term of the lease. The lease agreements contain provisions which provide for reimbursement of real estate taxes and operating expenses. The future minimum rents scheduled to be received on non-cancelable operating leases at December 31, 2000 are $5,487, $4,837, $2,551, and $1,490 for the years 2001, 2002, 2003 and 2004 and thereafter, respectively.

     COMPARATIVE AMOUNTS

     Certain amounts in the 1998 and 1999 financial statements have been reclassified to conform to the 2000 presentation.

3.   PARTICIPATING LOAN

     Western Realty made a $30,000 participating loan to, and payable out of a 30% profits interest in, Western Tobacco Investments LLC ("Western Tobacco Investments"), which held the interests of Brooke (Overseas) Ltd., a subsidiary of Vector Group Ltd. ("Vector"), New Valley's principal stockholder, in Liggett-Ducat Ltd. and the new factory constructed by Liggett-Ducat Ltd. on the outskirts of Moscow. As a result of the sale of Western Tobacco Investments, Western Realty was entitled to receive the return of all amounts advanced on the loan, together with a 15% annual rate of return, and 30% of subsequent distributions. Western Realty recognized income of $3,460, $5,858 and $1,991, which represented the 15% return on the loan plus 30% of any net income applicable to common interests of Western Tobacco Investments, for the years ended December 31, 2000 and 1999 and the period April 28, 1998 (date of inception) to December 31, 1998, respectively. The loan, together with the 15% annual rate of return thereon, was repaid and terminated in connection with the sale of Western Tobacco Investments in August 2000.

                         WESTERN REALTY DEVELOPMENT LLC
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)


     On August 4, 2000, Vector completed the sale of Western Tobacco Investments to Gallaher Group Plc for $334,100 in cash and $64,400 of assumed debt and capital commitments. The cash proceeds from the transaction after estimated closing expenses were divided among Vector and Western Realty in accordance with the participating loan, which was terminated at the closing. The Company received $125,546 in cash proceeds, of which $68,338 was distributed to Apollo and $57,208 was distributed to New Valley. The Company recorded a gain of $84,417 in connection with the transaction for the year ended December 31, 2000.

     Summarized financial information as of December 31, 1999 and for the period January 1, 2000 through August 4, 2000 (date of sale), the year ended December 31, 1999 and the period April 28, 1998 (date of inception) through December 31, 1998 for WTI follows:

                                                                         1999
                                                                         ----
Current assets................................................         $ 35,456
Property, plant and equipment.................................          115,645
Noncurrent assets.............................................            2,105
Credit facilities due within one year.........................           38,679
Current liabilities...........................................           55,923
Long-term liabilities.........................................           17,314
Participating loan payable....................................           37,849
Members' equity...............................................            3,441

                                        PERIOD JANUARY 1,                          PERIOD APRIL 28,
                                          2000 THROUGH                               1998 (DATE OF
                                         AUGUST 4, 2000         YEAR ENDED        INCEPTION) THROUGH
                                         (DATE OF SALE)      DECEMBER 31, 1999     DECEMBER 31, 1998
                                         --------------      -----------------     -----------------
Revenues ............................      $ 107,263             $ 100,181             $  68,976
Costs and expenses ..................        115,697               103,036                62,767
Income tax expense (benefit) ........             20                   874                  (429)
                                           ---------             ---------             ---------
Net (loss) income ...................         (8,454)               (3,729)                6,638
Accretion of return on
    participating loan ..............          3,460                 5,858                 1,991
                                           ---------             ---------             ---------
Net (loss) income applicable to
    members' equity .................      $ (11,914)            $  (9,587)            $   4,647
                                           =========             =========             =========

                         WESTERN REALTY DEVELOPMENT LLC
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)


4.       INVESTMENT IN REAL ESTATE AND NOTE PAYABLE

     The components of the Company's investment in real estate and the related note payable collateralized by such real estate at December 31, 2000 and 1999 are as follows:

                                                        2000            1999
                                                        ----            ----
Land .............................................    $ 16,920        $ 16,920
Buildings ........................................      65,135          65,135
                                                      --------        --------
    Total ........................................      82,055          82,055
Less accumulated depreciation ....................      (5,695)         (4,067)
                                                      --------        --------
    Net investment in real estate ................    $ 76,360        $ 77,988
                                                      ========        ========
Note payable .....................................    $  8,187        $ 14,656
Less: current portion of note payable ............       7,513           6,445
                                                      --------        --------
Note payable - long-term portion .................    $    674        $  8,211
                                                      ========        ========

     In 1999, the Company evaluated the recoverability of its long-lived assets in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" and determined a permanent impairment had occurred. The Company valued its investment in real estate based on an appraisal conducted by an independent third party in December 1999. As a result of this valuation, the Company recorded an impairment charge for the year ended December 31, 1999 of $11,561 associated with its investment in the site for the proposed Ducat Place III office building and related goodwill. The fair value was determined based on current market conditions and anticipated future discounted cash flows at a rate commensurate with the risk involved. Management has concluded that the site for the Ducat Place III office building had a fair value of $16,000 at December 31, 1999.

     Depreciation expense for 2000, 1999 and the period February 20, 1998 (date of inception) to December 31, 1998 was $1,727, $1,628 and $1,389, respectively.

     Western Realty's credit facility bears interest at 16% per year, matures no later than August 2002, with principal payments commencing after the first year, and is collateralized by a mortgage on Ducat Place II and guaranteed by New Valley. At December 31, 2000 and 1999, borrowings under the new credit agreement totaled $8,211 and $14,656, respectively.

     Remaining required principal payments on the note payable are $7,513 in 2001 and $681 in 2002.

5.   INCOME TAXES

     The full amount of tax provision in 2000 and 1998 relates to current income tax expense. There was no income tax provision in 1999 as the Company's Russian subsidiary sustained statutory losses during the year.

     Differences between U.S. GAAP and Russian statutory taxation regulations give rise to certain temporary differences between the carrying value of certain assets and liabilities for financial reporting purposes and for income tax purposes. The most significant temporary

                         WESTERN REALTY DEVELOPMENT LLC
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)


differences at December 31, 2000 and 1999 relate to Russian tax loss carry forwards, which create a deferred tax asset of $3,296 at December 31, 2000. Other temporary differences result in a net deferred tax liability of $229 at December 31, 2000.

     The Company can use the Russian tax loss carry forwards for five years after the year when the loss was incurred. The relief available is generally limited to 20% of the tax loss carry forwards in each of the five years, not to exceed 50% of taxable profit in any given year. The Company has recorded a valuation allowance for the entire amount of the net deferred tax asset at December 31, 2000 and 1999 due to the uncertainty of ultimate realization of future benefits of such assets.

6.   EMPLOYEE BENEFITS

     The Company complies with Russian Federation regulations covering pensions, education, day care, medical and other benefits to employees. These items are funded as a percentage of gross wages and are paid on a current basis.

7.   COMMITMENTS AND CONTINGENCIES

     CONDUCTING BUSINESS IN RUSSIA

     The Russian Federation continues to experience economic difficulties following the financial crisis of August 1998. Consequently, the country's currency continues to devalue, there is continued volatility in the debt and equity markets, hyperinflation persists, confidence in the banking sector has yet to be restored and there continues to be a general lack of liquidity in the economy. In addition, laws and regulations affecting businesses operating within the Russian Federation continue to evolve.

     The Russian Federation's return to economic stability is dependent to a large extent on the effectiveness of the measures taken by the government, decisions of international lending organizations, and other actions, including regulatory and political developments, which are beyond the Company's control.

     The Company's assets and operations could be at risk if there are any further significant adverse changes in the political and business environment. Management is unable to predict what effect those uncertainties might have on the future financial position of the Company. No adjustments related to these uncertainties have been included in the accompanying financial statements.

     TAXATION

     Russian taxation is subject to varying interpretations and constant changes. Furthermore, the interpretation of tax legislation by tax authorities as applied to the transactions and activity of the Company may not coincide with that of management. As a result, transactions may be challenged by tax authorities and the Company may be assessed additional taxes, penalties and interest, which can be significant.

     Management regularly reviews the Company's taxation compliance with applicable legislation, laws and decrees and current interpretations and from time to time potential exposures are identified. At any point in time a number of open matters may exist, however, management


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
                         WESTERN REALTY DEVELOPMENT LLC
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)


believes that adequate provision has been made for all material liabilities. Tax years remain open to review by the authorities for three years.


8.   RELATED PARTY TRANSACTIONS

     Brooke (Overseas) Ltd. is a wholly-owned subsidiary of Vector, which owns approximately 56.1% of the common shares of New Valley. During 1998, New Valley and its subsidiaries made advances to Western Realty to fund its operations. The net amount of outstanding advances at December 31, 2000 and 1999 was $(335) and $1,141, respectively.

     In May 1999, Western Realty purchased the remaining 48% of a site of land that BrookeMil did not own. Western Realty transferred the shares to BrookeMil in exchange for a note receivable, which represented the amount of the purchase price that Western Realty funded. The amount of the note ($316) was included in net advances from New Valley and its subsidiaries above at December 31, 1999. The note was repaid in 2000.


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